Exhibit 99.1

JOINT FILING AGREEMENT

Agreement for Joint Filing of Schedule 13D

Dated August 16, 2021

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Statement on Schedule 13D referred to below) on behalf of each of them of the Statement on Schedule 13D to which this Joint Filing Agreement is attached as an exhibit, and all further amendments thereto, with respect to securities of Telkonet, Inc., a Utah corporation, unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13D filings.

The undersigned further agree that each party hereto is (i) individually eligible to use the Statement on Schedule 13D; (ii) responsible for timely filing of such Statement on Schedule 13D and any further amendments thereto, and (iii) responsible for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

(Signature page(s) follow)

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

/s/ Flavio De Paulis
Flavio De Paulis

VDA Group S.p.A.

By:	/s/ Piercarlo Gramaglia
Name:	Piercarlo Gramaglia
Title:	Chief Executive Officer

VDA Holding S.A.

By:	/s/ Giorgio Bianchi & /s/ Tiffany Halsdorf
Name:	Giorgio Bianchi & Tiffany Halsdorf
Title:	Directors

Meti Holding Sarl

By:	/s/ Giorgio Bianchi & /s/ Flavio De Paulis
Name:	Giorgio Bianchi & Flavio De Paulis
Title:	Directors